Exhibit 99.1

[GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

CONTACT:
C. Allan Ducker, III
Chief Executive Officer
CommunitySouth Bank & Trust
Tel: 864-306-2540
Cell: 864-270-8364
aducker@csbat.com

COMMUNITYSOUTH ANNOUNCES RECORD EARNINGS:
EARNINGS INCREASE 122% OVER THE FIRST QUARTER AND 48% YEAR-TO-DATE OVER THE
SAME PERIOD LAST YEAR

Easley, SC – July 27, 2007 – CommunitySouth Financial Corporation (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, serving the Upstate of South Carolina, today announced that net income for the quarter ended June 30, 2007 was $462,129, or $0.09 per diluted share, compared to net income of $260,255 or $0.05 per diluted share after adjustment to reflect the 5 for 4 stock split effective Janaury 16, 2007, for the same period in 2006.

Earnings for the first six months of 2007 totaled $670,501, or $0.13 per diluted share, compared with a net income of $452,541, or $0.09 per diluted share, for the same period in 2006.

Highlights for the second quarter of 2007 include the following:

•	Total assets ended the quarter at $319.8 million, an increase of 12.43% for the quarter. Year-to-date assets grew 28.82%.

•	Total loans grew 7.98% for the quarter to $263.9 million. Total loans have grown 21% for the first six months of 2007.

•	Total deposits grew 13.81% for the quarter to $287.6 million. Year-to-date deposit growth is 32.51%.

•	Net interest income increased $697,386, or 39.22%, over the same period the prior year. The increase in net interest income was a result of the Bank’s continued strong loan growth.

•	Loan yields increased to 8.22% in the second quarter of 2007 from 8.09% in the second quarter of 2006, while deposit and borrowing costs increased to 4.70% from 4.21% for the same period.

•	Net interest margin for the quarter ended June 30, 2007 was 3.49%, compared to 4.20% for the same period in the prior year. The decline was due mainly to repricing of interest bearing liabilities. Management is focusing on core deposit growth to lessen the dependence on higher cost certificates of deposit and wholesale funding. For the quarter ended June 30, 2007, core funding, excluding certificates of deposit, grew $10.9 million, an increase of 23.3% for the quarter.

•	Non-interest income increased $254,339, or 177%, over the same period in the prior year. The increase in non-interest income was a result of increased mortgage loan origination, and deposit and loan fees.

•	Non-interest expenses totaled $1.9 million for the second quarter, a 60.97% increase when compared to non-interest expenses for the second quarter of 2006. This increase in non-interest expense reflects the Company’s investment in additional branches and personnel, which have produced additional revenues and provided the infrastructure to support our growth and expansion plans. This increase in non-interest expenses is also reflected in the Company’s efficiency ratio, which for the quarter ended June 30, 2007, was 65.37%, compared to 60.73% for the previous year quarter.

•	Return on average assets was 0.62% for the quarter ended June 30, 2007, compared to a return of 0.59% for the same period one year ago.

•	Return on average shareholders’ equity was 6.13% for the quarter ended June 30, 2007, compared to a return of 3.63% for the same period a year ago.

•	We believe credit quality remained strong with no 90 day delinquencies at quarter-end.

CommunitySouth’s performance has been extremely strong compared to peer banks. According to first quarter 2007 data, the latest information supplied by SNL Financial, the leading financial information provider for the financial services industry, CommunitySouth ranked fifth in asset size and third in net income among the 24 banks along the east coast that opened during 2005, the same year CommunitySouth commenced operations.

“This quarter represents our best quarter ever,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “To grow net earnings 122% over the previous quarter and 48% year-to-date over the same period last year is a tremendous accomplishment. Our earnings growth is driven by continued loan growth, strong growth in mortgage loan origination income, increased core funding and focused expense control. We believe opportunities for continued growth will remain strong, especially due to the opening of our new branch in Greenville during the fall of this year, bringing the total number of offices serving the Upstate to six. This expansion should continue to provide revenue growth opportunities for our Company. Additionally, management will continue to execute our plans to increase core deposit funding, thereby reducing our reliance on higher cost non-core funding.”

CommunitySouth’s stock is quoted on the Over the Counter Bulletin Board under the symbol CBSO.

About CommunitySouth Financial Corporation:
CommunitySouth Financial Corporation (OTCBB: CBSO) commenced operations as CommunitySouth Bank & Trust in the Upstate of South Carolina on January 18, 2005. After completing what was at the time the largest initial public offering ever to fund a South Carolina-based bank, the Company capitalized with $30 million and has since grown assets to $319.8 million as of June 30, 2007. In operation for two years, CommunitySouth is one of the fastest growing and most profitable de novo banks compared to peer banks that also opened during 2005.

CommunitySouth is headquartered in Easley, South Carolina and currently operates full-service banking offices in Easley, Mauldin, Spartanburg, Anderson and Greer. The Company plans to open an additional banking office in Greenville during the fall of 2007.

CommunitySouth offers a complete line of banking products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, free online banking and bill pay, nationwide free ATMs, free business courier service, remote deposit service, courtesy overdraft coverage, and more.

For additional information, please call us at 864-306-2540, toll-free at 864-421-CSBT, or visit: www.communitysouthbankandtrust.com.

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Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future profitability, growth, plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses, regulatory changes or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Consolidated Financial Data

Our summary consolidated financial data as of and for the three months ended June 30, 2007 and 2006 have not been audited but, in the opinion of our management, contain all adjustments necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months ended June 30,
	2007	2006
(In thousands, except per share dollar amounts)
Summary Results of Operations Data:
Interest income	$5,591	$3,319
Interest expense	3,116	1,541

Net interest income	2,475	1,778
Provision for loan losses	270	496

Net interest income after provision for
loan losses	2,205	1,282
Noninterest income	398	144
Noninterest expense	1,878	1,167

Income before taxes	725	259
Income tax expense	263	(1)

Net income	$462	$260

Per Share Data:
Net income, basic*	$.10	$.06
Net income, diluted*	$.09	$.05
Book Value*	$6.47	$6.16

Weighted average number of shares outstanding:
Basic*	4,699	4,682
Diluted*	5,159	5,199

Performance Ratios:
Return on average assets (1)	.62%	.59%
Return on average equity (1)	6.13%	3.63%
Net interest margin (1)	3.49%	4.20%
Efficiency ratio (2)	65.37%	60.73%

(1) Annualized for the three month periods
(2) Computed by dividing noninterest expense by the sum of
net interest income and noninterest income.

Summary Balance Sheet Data:
Assets	$319,824	$202,961
Investment securities	547	371
Loans	263,888	171,183
Allowance for loan losses	3,712	2,393
Deposits	287,596	172,971
Shareholder’s equity	30,390	28,840

Bank Capital Ratios:
Leverage Ratio	9.63%	13.73%
Tier 1 risk-based capital ratio	9.79%	12.78%
Total risk-based capital ratio	11.04%	14.03%

* – 2006 share and per share amounts have been adjusted to reflect the 5 for 4 stock split effective January 16, 2007.

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Growth ratios since June 30, 2006:
Percentage change in assets	57.58%
Percentage change in loans	54.16%
Percentage change in deposits	66.27%
Percentage change in equity	5.37%

Other data as of June 30, 2007:
Allowance for loan losses to total loans	1.41%
Loan to deposit ratio	91.76%